EXHIBIT 10.5

LOGITECH INTERNATIONAL S.A.

Compensation Terms for Non-Executive Board Members for September 2009 – September 2010 Board Year

Set out below is a summary of the compensation to be paid to non-executive members of the Logitech Board of Directors for the period beginning September 2, 2009 continuing until the date of the Logitech Annual General Meeting of Shareholders (“AGM”) in September 2010.

•	An annual retainer of CHF 40,000 paid at the time of the 2010 AGM for participation by the Board member during the preceding year.

•	A meeting attendance fee of CHF 2,500 for each Board and Board committee meeting attended, paid at the time of the 2010 AGM for participation by the Board member during the preceding year.

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Compensation, paid annually in arrears, for the number of travel days, or part of a travel day, spent traveling to attend Board and committee meetings, at the rate of CHF 2,500 per day or part of a day of travel.  Board members will not be compensated for any travel that occurs on the day of the Board or the Committee meetings in addition to the compensation they already receive for attendance at those meetings.

•	An additional annual retainer of CHF 15,000 paid at the time of the 2010 AGM to the chair of the audit committee for services as chair during the preceding year.

•	An additional annual retainer of CHF 15,000 to the lead independent director paid at the time of the 2010 AGM for services as lead independent director during the preceding year.

•	An additional annual retainer of CHF 10,000 paid at the time of the 2010 AGM to the chair of the compensation committee for services as chair during the preceding year.

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A grant of 6,000 Restricted Stock Units for 6,000 shares, to be granted before the date of the 2009 Annual General Meeting, subject to adjustment for any stock-splits.  The Restricted Stock Units will vest in one increment on the one-year anniversary of the date of grant.

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A grant of an additional 1,000 Restricted Stock Units to each of the Directors standing for re-election at the September 1, 2009 Annual General Meeting, such Restricted Stock Units to vest in one increment on the one-year anniversary of the date of grant.

•	Reimbursement of reasonable expenses for non-local travel (business class).

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Non-executive Board members may elect to receive their Board fees in shares, net of withholdings.  Any such shares are to be issued under the 2006 Stock Incentive Plan.  The acquisition price per share shall be determined based on the closing price of Logitech shares on the date of purchase.